News Release

H&R Block Reports Fiscal 2010 First Quarter Results

•	Net loss from continuing operations of $0.39 per share is flat to prior year despite incremental costs from prior-year franchise acquisition

•	Company reiterates fiscal 2010 earnings guidance of $1.60 - $1.80 per share from continuing operations

For Immediate Release: Sept. 4, 2009

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB) today reported a net loss from continuing operations for the fiscal first quarter ended July 31, 2009, of $130.6 million, or 39 cents per share compared to a loss of $128.4 million, or 39 cents per share in the first quarter a year ago. Improved pre-season results from Business Services and lower corporate expenses were partially offset by an expected larger loss in Tax Services. The increase in Tax Services expense reflects the anticipated inclusion of additional expense attributable to tax offices acquired as part of last year’s acquisition of the Company’s major Southwest franchise operation, severance costs and the timing of some planned expenses as part of the Company’s preparation for tax season 2010.

“First quarter results were in-line with our expectations and reflected our continuing success in driving out non-value added costs while making the necessary investments to ensure our success in fiscal 2010 and beyond,” said Russ Smyth, president and chief executive officer of H&R Block. “We are focused on efforts to enhance our field-level performance and marketing effectiveness to improve client attraction, retention and satisfaction,” added Smyth.

Fiscal first quarter revenues from continuing operations grew 1.3% over the prior-year period to $275.5 million. Results from discontinued operations improved to a net loss of $3.0 million compared to a net loss of $4.3 million in the first quarter a year ago. Consolidated net loss for the quarter was $133.6 million, or 40 cents per share, essentially flat compared to a loss of $132.7 million, or 41 cents per share a year ago.

Segment Reporting Changes

The Company changed its segment reporting effective May 1, 2009. Net interest margin and other gains / losses associated with H&R Block Bank’s mortgage portfolio and related assets are now reported in corporate operations. The remainder of the Bank’s operations is reported in the Tax Services segment. The Bank, through its Emerald suite of products provided to tax clients, primarily supports H&R Block’s tax network in growing its business. In making these changes, the Company eliminated its previous reporting of a Consumer Financial Services segment.

Tax Services

First quarter Tax Services revenues rose 7.7% year-over-year to $88.0 million. Tax preparation fees increased $4.2 million, or 14.2%, primarily due to favorable results in the Company’s Australian tax operations.

The segment reported a pretax loss of $172.0 million compared to $163.7 million a year ago. This primarily reflects a net impact of $7.4 million due to the Southwest franchise acquisition that occurred in the fiscal third quarter of last year, $3.5 million of severance expense, and $2.9 million of incremental expenses for information technology projects to prepare for the upcoming tax season. Expense increases were partially offset by savings achieved through closing underperforming retail office locations and renegotiating leases.

The Company continues to expect that the Tax Services segment will deliver improved margins totaling 100 basis points over the next two fiscal years.

Business Services

First quarter segment revenues rose 1.7% year-over-year to $177.6 million. Core revenues, primarily tax and consulting, increased $8.3 million, or 5.8%, over the prior-year period. Those gains were partially offset by a decline in capital markets revenues.

The segment’s fiscal first quarter pretax income was $1.3 million compared to a pretax loss of $0.3 million a year ago, reflecting revenue growth and continued cost reduction efforts.

Corporate

Corporate operations reported a pretax loss of $40.2 million for the first quarter ended July 31, 2009, compared to a loss of $49.0 million in the prior year. The improvement was due to prior-year impairments of residual interests in mortgage loan securitizations and other real estate owned totaling $9.1 million that did not recur. The total allowance for loan loss reserves was $91.7 million at July 31, 2009, compared to $84.1 million at fiscal 2009 year-end.

Guidance

The Company continues to expect its fiscal 2010 earnings from continuing operations will be in the range of $1.60 to $1.80 per share.

Conference Call

At 8:30 a.m. Eastern time today, the Company will conduct a conference call for analysts and investors. To access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada (877) 247-6355 or International (706) 679-0371
Access Code: 27388973

The call also will be webcast in a listen-only format for the media and public. The webcast link is http://investor-relations.hrblock.com. A replay of the call will be available beginning at 10:00 a.m. Eastern time Sept. 4, 2009, and continuing until Sept. 18, 2009, by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (international). The replay passcode is 27388973. The webcast will be available for replay at http://investor-relations.hrblock.com.

Forward Looking Statements

This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; the Company’s effective income tax rate; litigation; uncertainties regarding the level of share repurchases; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2009 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission.

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About H&R Block

H&R Block Inc. (NYSE: HRB) is the world’s preeminent tax services provider, having prepared more than 500 million tax returns since 1955.  In fiscal 2009, H&R Block had annual revenues of $4.1 billion and prepared more than 24 million tax returns worldwide, utilizing more than 120,000 highly trained tax professionals.  The Company provides tax return preparation services in person, online through H&R Block Online, through its TaxCut® software and through other channels.  The Company is also one of the leading providers of business services through RSM McGladrey. For more information visit our Online Press Center at www.hrblock.com.

For Further Information

Media Relations	Gene King, 816.854.4672, gene.king@hrblock.com
Investor Relations	Derek Drysdale, 816.854.4513, derek.drysdale@hrblock.com

KEY OPERATING RESULTS

Unaudited, amounts in thousands, except per share data

	Three Months Ended July 31,
	Revenues		Income (loss)
	2009	2008	2009	2008
Tax Services	$87,963	$81,700	($171,974)	($163,657)
Business Services	177,618	174,651	1,321	(295)
Corporate and Eliminations	9,924	15,558	(40,220)	(49,018)
	$275,505	$271,909	(210,873)	(212,970)
Income tax benefit			(80,256)	(84,547)
Net loss from continuing operations			(130,617)	(128,423)
Net loss from discontinued operations			(3,017)	(4,296)
Net loss			($133,634)	($132,719)

Basic and diluted earnings (loss) per share:
Net loss from continuing operations			($0.39)	($0.39)
Net loss from discontinued operations			(0.01)	(0.02)
Net loss			($0.40)	($0.41)

Basic and diluted shares outstanding			334,533	327,141

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share, except in those periods with a loss from continuing operations.

Certain reclassifications have been made to prior year amounts to conform to the current year presentation. Effective May 1, 2009, we realigned certain segments of our business to reflect a new management reporting structure. The operations of H&R Block Bank, which were previously reported as the Consumer Financial Services segment, have now been reclassified, with activities that support our retail tax network included in the Tax Services segment, and income and expenses of our static portfolio of mortgage loans held for investment and related assets included in Corporate. These reclassifications had no effect on our total operating expenses, results of operations or stockholders’ equity as previously reported.

CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in thousands, except share data

	July 31,	April 30,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$1,006,303	$1,654,663
Cash and cash equivalents - restricted	46,639	51,656
Receivables, net	379,177	512,814
Prepaid expenses and other current assets	396,027	351,947
Total current assets	1,828,146	2,571,080

Mortgage loans held for investment, net	707,712	744,899
Property and equipment, net	359,408	368,289
Intangible assets, net	379,622	385,998
Goodwill	852,018	850,230
Other assets	418,856	439,226
Total assets	$4,545,762	$5,359,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Customer banking deposits	$712,008	$854,888
Accounts payable, accrued expenses and other current liabilities	648,470	705,945
Accrued salaries, wages and payroll taxes	101,410	259,698
Accrued income taxes	330,145	543,967
Current portion of long-term debt	6,093	8,782
Federal Home Loan Bank borrowings	25,000	25,000
Total current liabilities	1,823,126	2,398,280

Long-term debt	1,032,395	1,032,122
Federal Home Loan Bank borrowings	75,000	75,000
Other noncurrent liabilities	424,527	448,461
Total liabilities	3,355,048	3,953,863

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	4,442	4,442
Additional paid-in capital	824,212	836,477
Accumulated other comprehensive income (loss)	(2,849)	(11,639)
Retained earnings	2,437,017	2,671,437
Less treasury shares, at cost	(2,072,108)	(2,094,858)
Total stockholders’ equity	1,190,714	1,405,859
Total liabilities and stockholders’ equity	$4,545,762	$5,359,722

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited, amounts in thousands, except per share data

	Three Months Ended July 31,
	2009	2008
Revenues:
Service revenues	$247,985	$240,720
Interest income	12,287	17,847
Product and other revenues	15,233	13,342
	275,505	271,909
Operating expenses:
Cost of revenues	386,450	360,138
Selling, general and administrative	103,217	123,386
	489,667	483,524

Operating loss	(214,162)	(211,615)
Other income (expense), net	3,289	(1,355)

Loss from continuing operations before tax benefit	(210,873)	(212,970)
Income tax benefit	(80,256)	(84,547)

Net loss from continuing operations	(130,617)	(128,423)
Net loss from discontinued operations	(3,017)	(4,296)

Net loss	($133,634)	($132,719)

Basic and diluted earnings (loss) per share:
Net loss from continuing operations	($0.39)	($0.39)
Net loss from discontinued operations	(0.01)	(0.02)
Net loss	($0.40)	($0.41)

Basic and diluted shares outstanding	334,533	327,141

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited, amounts in thousands

	Three Months Ended July 31,
	2009	2008

Net cash used in operating activities	($454,577)	($364,923)

Cash flows from investing activities:
Principal payments on mortgage loans held for investment, net	19,264	31,619
Purchases of property and equipment	(8,760)	(14,648)
Other, net	4,856	(901)
Net cash provided by investing activities	15,360	16,070

Cash flows from financing activities:
Repayments of Federal Home Loan Bank borrowings	—	(40,000)
Proceeds from Federal Home Loan Bank borrowings	—	15,000
Customer banking deposits	(143,199)	(8,795)
Dividends paid	(50,287)	(46,790)
Acquisition of treasury shares	(3,483)	(4,116)
Proceeds from issuance of common stock, net	6,651	28,507
Other, net	(25,888)	(14,387)
Net cash used in financing activities	(216,206)	(70,581)

Effects of exchange rates on cash	7,063	—

Net decrease in cash and cash equivalents	(648,360)	(419,434)
Cash and cash equivalents at beginning of the period	1,654,663	664,897
Cash and cash equivalents at end of the period	$1,006,303	$245,463

Supplementary cash flow data:
Income taxes paid	$155,804	$83,111
Interest paid on borrowings	26,168	27,258
Interest paid on deposits	1,318	4,048
Transfers of loans to foreclosed assets	3,797	53,469